Exhibit 4I

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of May 22, 2003 (this “Supplemental Indenture”), is entered into by and between Carpenter Technology Corporation, a corporation incorporated under the laws of the State of Delaware (the “Company”), and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association, as successor trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 12, 1994 (the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities;

WHEREAS, Section 3.01 of the Indenture provides that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture or under resolutions of the Board of Directors of the Company; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.1  Relation to Indenture.  This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.2  Definitions.  For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations; (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations; or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (i) Wachovia Securities, Inc. (or its respective affiliates which are Primary Treasury Dealers), and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company may substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

SECTION 1.3  Rules of Construction.  For all purposes of this Supplemental Indenture:

(a)                                  capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b)                                 all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(c)                                  the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and

(d)                                 in the event of a conflict with the definition of terms in the Indenture, the definitions in this Supplemental Indenture shall control.

ARTICLE TWO

THE SECURITIES

There is hereby established a series of Securities pursuant to the Indenture with the following terms:

SECTION 2.1  Title of the Securities.  The series of Securities shall be designated the 6.625% Senior Notes due 2013 (the “Notes”).

SECTION 2.2  Aggregate Principal Amount.  The Notes will be initially issued in an aggregate principal amount of $100,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Indenture); provided that the Company may, without the consent of Holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, which additional Notes will constitute a single series of debt securities under the Indenture.

SECTION 2.3  Maturity Date.  The date on which the principal of the Notes is payable is May 15, 2013, subject to the provisions of the Indenture relating to acceleration.

SECTION 2.4  Ranking.  The Notes will be unsecured senior debt of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

SECTION 2.5  Interest.  The Notes will bear interest from May 22, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 6.625% per annum, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2003.  The Company will pay interest to the person in whose name a Note is registered at the close of business on the May 1 or November 1 next preceding the interest payment date.  The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2.6  Place of Payment for Principal and Interest.  The principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in the City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

SECTION 2.7  Issuance Price.  The purchase price to be paid to the Company for the sale of the Notes pursuant to the terms of the Purchase Agreement, dated as of May 19, 2003, between the Company and Wachovia Securities, Inc., as Initial Purchaser, shall be 98.455% of the principal amount of the Notes and the initial offering price to the public of the Notes shall be 99.944% of the principal amount of the Notes.

SECTION 2.8  Defeasance.  The Notes shall be subject to legal defeasance under Section 1302 of the Indenture and to covenant defeasance under Section 1303 of the Indenture.

SECTION 2.9  Form and Dating.

(a)                                  The Notes shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.

(b)                                 The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(c)                                  The Notes will be issued in the form of a fully-registered global security (the “Global Security”).  The Depository Trust Company shall serve as the depository (the “Depository”) for the Global Security.  The Global Security will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee.  Except as set forth in the Offering Memorandum dated May 19, 2003, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in certificated form in exchange for the Global Security.  In addition, the Company may at any time determine not to have the Notes represented by a Global Security, and, in such event, will issue Notes in certificated form in exchange for the Global Security.  In either instance, an owner of an interest in the Global Security would be entitled to physical delivery of such Notes in certificated form.  Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

SECTION 2.10  Optional Redemption.  (a) The Notes will be redeemable, in whole or in part, at any time at the option of the Company at a redemption price (the “Redemption Price”) equal to the greater of (i) 100% of the principal amount of the Notes being redeemed; and (ii) as determined by a Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 30 basis points.

(b)  Notice of any redemption will be mailed at least 30 days but not more that 60 days before the Redemption Date to each holder of the Notes to be redeemed.  Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.  Unless the Company defaults in payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the Redemption Date.

SECTION 2.11  Execution and Authentication of Notes.  The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or one of its Vice Presidents and attested by its Treasurer, one of its Assistant Treasurers, its Secretary, or one of its Assistant Secretaries.  The signature of any of these officers on the Notes may be manual or facsimile.  At any time and from time to time after the execution and delivery of this First Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with an order for the authentication and delivery of such Notes, and the Trustee in accordance with such order shall authenticate and deliver such Notes.  Such order may be signed by the Company’s Treasurer, one of its Assistant Treasurers, its Secretary, or one of its Assistant Secretaries

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1  Ratification.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 3.2  Governing Law.  This Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.

SECTION 3.3  Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

SECTION 3.4  Section Titles.  Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

IN WITNESS WHEREOF, Carpenter Technology Corporation and U.S. Bank Trust National Association have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Carpenter Technology Corporation

By:	/s/ Terrence Geremski
Name:	Terrence Geremski
Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Jaime Vasquez
Name:	Jaime Vasquez
Title:	Vice President and Treasurer

U.S. Bank Trust National Association, as Trustee

By:	/s/ Adam Berman
Name:	Adam Berman
Title:	Trust Officer